EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-116543 and 333-130128) and Forms S-8 (Nos. 333-56996, 333-96825 and 333-110905) of deCODE genetics, Inc. of our report dated February 27, 2004, except for the fourth paragraph of the section titled “Mortgage Loans” in footnote 11  for which the date is March 15, 2004, relating to the consolidated financial statements for the year ended December 31, 2003 which is incorporated in this Annual Report on Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
March 15, 2006